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                                   EXHIBIT 8.1


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[LOGO] RSM McGladrey

April 27, 2004

Board of Directors
First Federal Financial Services, Inc.
300 St. Louis Street
Edwardsville, IL 62025-1945

Re:   Tax Opinion Concerning Stock Issuance Under Illinois Income Tax Law

Ladies and Gentlemen:

You have requested our opinion as to certain income tax consequences under the Illinois Income Tax Act ("IITA") of the proposed stock offering ("the Stock Issuance") of shares of First Federal Financial Services, Inc. ("the Company").

The Company is a federal mid-tier holding company, wholly owned by First Federal Financial Services, MHC, a federal mutual holding company ("the MHC"). The Company owns all of the outstanding common stock of First Federal Savings & Loan Association of Edwardsville, a federally chartered stock savings association.

In connection with your request, you have provided us with the First Federal Financial Services, Inc. Stock Issuance Plan ("the Stock Issuance Plan") and certain other documents relating to the Stock Issuance Plan. You have also furnished us with the opinion ("the Federal Tax Opinion") of the Law Firm of Luse Gorman Pomerenk & Schick, a Professional Corporation, relative to the federal income tax consequences of the Stock Issuance Plan.

It is our understanding that, although you have the ability to obtain a legal ruling from the Illinois Department of Revenue as to the state income tax treatment of the transactions described in the Stock Issuance Plan, you have decided not to seek such a ruling.

In accordance with the terms of our engagement, we have relied on the Description of Proposed Transactions and the opinion contained in the Federal Tax Opinion and did not independently verify any of the facts, interpretations, and opinions contained therein.

OPINION
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IITA Sections 203(b)(1) and (e)(1) provide that the starting point for determining taxable income for Illinois purposes is "taxable income properly reportable for federal income tax purposes under the provisions of the Internal Revenue Code." Further, there is no provision of the IITA that adjusts Illinois taxable income for a transaction in which gain or loss was not recognized for federal income tax purposes.

As a result, the Illinois Department of Revenue will make determinations for IITA purposes in a manner similar to the determination that would result under Internal Revenue Code provisions.

Based on our review of the relevant sections of the IITA, as amended, the regulations promulgated thereunder, cases, rulings, and other authorities as well as the facts and opinion provided in the Federal Tax Opinion, it is our opinion that, under the IITA, for Illinois income tax purposes:


RSM McGladrey, Inc. is a member firm of RSM International - an affiliation of separate and independent legal entities.

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[LOGO] RSM McGladrey


       1. Neither the MHC nor the Company will recognize gain or loss upon the exchange by MHC of 100 shares of the Company's Common Stock presently held for shares of the Company's Common Stock issued in connection with the Offering.

       2. If, as indicated in the Federal Tax Opinion, the fair market value of the nontransferable subscription rights to purchase the Company's Common Stock is zero, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase the Company's Common Stock. The Eligible Account Holders, the Supplemental Eligible Account Holders, and other eligible subscribers will recognize no gain or loss as a result of the exercise of the nontransferable subscription rights.

       3. The tax basis of the Company's Common Stock to persons who purchase in the Offering will be the purchase price thereof. The holding period of a stockholder who purchases shares in the Offering will begin upon the exercise of the subscription rights.

       4. The Company will recognize no gain or loss on the receipt of money in exchange for the Company's Common Stock sold in the Offering.

The preceding summary is not intended to be a complete statement of all the tax consequences under the IITA pertaining to the transactions and is limited to the specific statements of consequences under the IITA enumerated in items 1 through 4 above. Our opinion does not address any implications of the transactions for any State tax purposes other than the Income Tax. In addition, we do not express an opinion on any federal, other state, local, or foreign tax consequences, if any, of the transactions.

Our opinion is based upon existing law, the regulations, as well as the administrative and judicial interpretations of the IITA. Administrative positions of the Illinois Department of Revenue as well as judicial decisions are subject to change either prospectively or retroactively. This opinion is not binding on the Illinois Department of Revenue or the Illinois courts.

We undertake no obligation to update this opinion for changes in facts or law occurring subsequent to the date of this opinion. The opinion is effective as of the closing date of the transactions indicated in the Stock Issuance Plan.

We hereby consent to the inclusion of this opinion as an exhibit to the Company's Registration Statement on Form SB-2 as filed with the SEC and as an exhibit to the Company's Form MHC-2 Application as filed with the Office of Thrift Supervision. We also consent to the references to our firm in the Prospectus contained in the Form SB-2 and the Form MHC-2 under the caption "Legal and Tax Matters."


                                                 /s/ RSM MCGLADREY, INC.




RSM McGladrey, Inc. is a member firm of RSM International - an affiliation of separate and independent legal entities.